Exhibit 10.1

ADDENDUM No 3

to a

NOK 600,000,000

Multi-Currency Revolving Credit Facility Agreement

originally dated 27 December 2012, and as amended by an

Amendment and Restatement Agreement

dated 23 October 2014

This Addendum No. 3 (the “Addendum”) is made on 29 January 2016 between:

(i)	GulfMark Rederi AS of Strandgata 5, 4307 Sandnes, Norway, organisation no. 979 212 658, as borrower (the “Borrower״);

(ii)	The banks and financial institutions listed in Schedule 1 of the Agreement (as defined below), as lenders (together, the “Lenders”);

(iii)	DNB BANK ASA of Solheimsgaten 7C, N-5058 Bergen, Norway, organisation number 984 851 006, as mandated lead arranger (the “Arranger”); and

(iv)	DNB BANK ASA of Solheimsgaten 7C, N-5058 Bergen, Norway, organisation number 984 851 006, as bookrunner, facility and syndication agent (the “Agent”).

(The above mentioned hereinafter also referred to as the “Parties”).

WHEREAS:

A.

The Parties have entered into a NOK 600,000,000 Multi-Currency Revolving Credit Facility Agreement dated 27 December 2012, as amended by an Amendment and Restatement Agreement dated 23 October 2014, by an Addendum dated 13 February 2015 and by an Addendum No. 2 dated 7 July 2015 (as amended from time to time, the “Agreement”), whereby the Lenders agreed to make available to the Borrower a revolving credit facility in the aggregate principal amount of up to NOK 600,000,000;

B.

The Parties have agreed on, inter alia, i) certain amendments to the financial covenants provisions of the Agreement, and ii) additional security to be granted by the Borrower under the Agreement, on the terms and conditions set out in this Addendum.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1            DEFINITIONS

In this Addendum, unless the context otherwise requires, terms defined in the Agreement shall bear the same meaning when used herein and in the preamble hereto. In addition, the following definitions shall apply:

“Agreement” means the Agreement as supplemented and amended by this Addendum.

“New Vessel” means each of the vessels “Highland Defender”, “Highland Guardian”, “Highland Knight” and “Highland Princess” added to Schedule 2 (Vessels) pursuant to this Addendum.

2           EFFECTIVE DATE

The provisions of this Addendum shall take effect only if the Agent has received all the documents and other evidence listed in Clause 6.1 (Conditions precedent) hereto, each in a form and substance satisfactory to it. The Agent shall notify the Borrower in writing promptly upon being so satisfied (the “Effective Date”).

3           AMENDMENTS TO THE AGREEMENT

With effect from the Effective Date of this Addendum, the Agreement shall be amended in the following respect:

3.1        Definitions

3.1.1     Amendment of existing definitions

The Parties agree that the following definition as defined in Clause 1 (Definitions and Interpretation) of the Agreement shall be amended to read as follows:

“Applicable Margin” shall be calculated on, and effective from each Determination Date in accordance with the following grid based on the ratio of Adjusted EBITDA to Interest Expense (including amounts of capitalized interest) of the Parent Guarantor on a consolidated basis for the four fiscal quarter periods ending immediately prior to the relevant Determination Date:

Ratio of Adjusted EBITDA to Interest Expense	Applicable Margin
Equal to or greater than 3.50:1.00	2.50% per annum
Equal to or greater than 2.50:1.00 but less than 3.50:1.00	3.00% per annum
Equal to or greater than 1.00:1.00 and less than 2.50:1.00	3.50% per annum
Less than 1.00:1.00	4.00% per annum

“

3.1.2     Deletion of definition

The Parties agree that the definition of “EBITDA” shall be deleted from Clause 1 (Definitions and Interpretation) of the Agreement.

3.1.3     New definitions

The Parties agree that the following new definitions shall be added to Clause 1 (Definitions and Interpretation) of the Agreement:

“Acceptable Bank” means:

(a) (i) the lenders party to the RBS Facility, and (ii) the lenders party to this Agreement;

(b) a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(c) any other bank or financial institution approved by the Agent

“Adjusted EBITDA” means, for any period, the Consolidated Net Income for such period, without duplication:-

(a)	plus consolidated provision for tax expenses;

(b)	plus consolidated depreciation and amortization;

(c)	plus consolidated interest expense;

(d)	plus impairment charges to the extent included in the income statement (including with respect to fixed assets or goodwill or other intangibles);

(e)

plus any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, to the extent included in the income statement and separately stated in the statement of cash flows as a reconciling item from net income to cash flows from operations;

(f)	less consolidated interest income;

(g)

plus (less) the non-cash portion of losses (gains) on disposals, to the extent included in the income statement if separately stated in the operating and investing sections of the statement of cash flows as a net reduction or increase in cash flow;

(h)	plus or minus non cash income or losses in relation to hedging activities;

(i)

plus (i) costs (including customs, export or other governmental charges or fees) of or arising from redeploying a vessel to another region in connection with discontinued operations, and (ii) any severance costs (including housing costs, transportation expenses, and other personnel related termination expenses) and unusual or non-recurring items arising in connection with discontinued operations or the termination of employment; and

(j)	plus costs associated with exiting regions that the Parent Guarantor has publicly announced from time to time that it will exit.

For the purposes of calculating Adjusted EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period (and after the date hereof) the Parent Guarantor or any of its Subsidiaries shall have made any Material Disposition (as defined below), the Adjusted EBITDA for such Reference Period shall be reduced by an amount equal to the Adjusted EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Adjusted EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period (and after the date hereof) the Parent Guarantor or any of its Subsidiaries shall have made a Material Acquisition, Adjusted EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto to adjustments that (A) are permitted or required by Regulation S-X as promulgated under the Securities Act of 1933, as amended, (B) have been certified by the chief financial officer of the Parent Guarantor and provided the Agent is satisfied that such adjustments have been prepared in good faith and are based upon reasonable assumptions, which assumptions have been detailed in writing by the Parent Guarantor or (C) are otherwise acceptable to the Agent (acting reasonably) as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of the productive assets or an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Parent Guarantor or any of its Subsidiaries in excess of USD 20,000,000.00; and “Material Disposition” means any disposition of property or series of related dispositions of property that (x) constitutes assets comprising all or substantially all of the productive assets or an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Parent Guarantor or any of its Subsidiaries in excess of USD 20,000,000.00.

“Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of the Parent Guarantor or any Subsidiary thereof with an Acceptable Bank and to which the Parent Guarantor or any Subsidiary thereof is alone (or together with the Parent Guarantor or any Subsidiary thereof) beneficially entitled and for so long as:-

(a) that cash is repayable on demand

(b) repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition other than a request for repayment

(c) there is no Security Interest over that cash except for any Security Interest permitted by this Agreement or constituted by a netting or set-off arrangement entered into by the Parent Guarantor or any Subsidiary thereof in the ordinary course of their banking arrangements and

(d) the cash is freely and immediately available on demand to be applied in repayment or prepayment of credit facilities of the Parent Guarantor or a Subsidiary thereof.

“Consolidated Net Income” means, for any period, the net income (loss) of the Parent Guarantor and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that (a) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or other distributions actually paid in cash to the Parent Guarantor or any Subsidiary thereof during such period, (b) the net loss of any such Person will be included only to the extent such loss is funded in cash by the Parent Guarantor or any Subsidiary thereof during such period, and (c) the income or loss of any Person will be excluded to the extent such income or loss is accrued prior to the date it becomes a Subsidiary of Parent Guarantor or is merged into or consolidated with the Parent Guarantor or any Subsidiary thereof or the date that such Person’s assets are acquired by the Parent Guarantor or any Subsidiary thereof.

“Person” means a person, firm, corporation, partnership (general or limited), trust, limited liability company, business association or other entity of any kind.

“RBS Facility” means USD 100,000,000 multi-currency facility agreement of 26 September 2014, entered into between i.a. GulfMark Americas, Inc. as borrower, GulfMark Offshore, Inc. as parent guarantor, the Royal Bank of Scotland plc as agent and lender, and certain other banks and financial institutions as set out therein (as amended and supplemented from time to time).

3.2       Mandatory prepayment / reduction - Late delivery of the Newbuilding

The Parties agree that Clause 8.2 a) of the Agreement (as introduced in Addendum No. 2) shall be amended and restated in its entirety to read as follows:

“8.2 a) Mandatory prepayment / reduction – Late delivery of the Newbuilding

If (a) the Newbuilding for any reason whatsoever is not delivered to the Borrower on or before 31 March 2017, and the Parties have not agreed on any other satisfactory (in the Agent’s sole discretion) additional security in favour the Agent (on behalf of the Finance Parties), such additional security to be in an amount not less than the purchase price of the Newbuilding (if the additional security is a vessel, or vessels, such vessel(s) shall be built no earlier than 2010 and be acceptable to the Lender) or (b) the Borrower fails to deliver to the Agent the Mortgage and/or the Assignment of Insurances in respect of the Newbuilding on or before the Delivery Date:

a)	the Total Commitments shall be immediately reduced to NOK 450,000,000 (by reduction of each Lender’s Commitment on a pro rata basis); and

b)	the Borrower shall immediately prepay such amount of the Loans as necessary to ensure that the total outstanding amount of the Loans are equal to or less than NOK 450,000,000.”

3.3       Mandatory prepayment - Market Value to Loans

The Parties agree that Clause 8.5 shall be amended and restated in its entirety to read as follows:

“8.5 Mandatory prepayment - Market Value

If, at any time following the date of this Agreement, the Fleet Market Value is lower than three hundred per cent. (300%) of the aggregate of outstanding unpaid Loans under this Agreement, the Borrower shall within 10 days thereafter either (i) provide such additional security as the Agent (on behalf of the Finance Parties) may in its sole discretion accept, or (ii) prepay such amount of the Loans as may be necessary to ensure that the Fleet Market Value equals no less than three hundred per cent. (300%) of the aggregate outstanding unpaid loans under this Agreement.”

3.4        Mandatory prepayment - Market Value to Total Commitments

The Parties agree that a new clause 8.5 A) shall be added to the Agreement, reading as follows:

“8.5 A) Mandatory prepayment - Market Value to Total Commitments

If, at any time following the date of this Agreement, the Fleet Market Value is lower than two hundred per cent. (200%) of the Total Commitments, and the Borrower has not within 10 days thereafter either provided such additional security as the Agent (on behalf of the Finance Parties) may in its sole discretion accept, the Total Commitments shall be immediately reduced by the amount necessary to ensure that the Fleet Market Value equals not less than two hundred per cent. (200%) of the Total Commitments.”

3.5       Mandatory prepayment - Market Value to Commitment

The Parties agree that a new clause 8.5 B) shall be added to the Agreement, reading as follows:

“8.5 B) Mandatory prepayment - Excess Cash

For as long as drawings have been made and remain outstanding under this Facility and/or the RBS Facility, the Group on a consolidated basis shall not, as of the last day of the Parent Guarantor’s fiscal quarter (each, a “Relevant Quarter Date”) have Cash in excess of USD 35,000,000, provided that (i) this condition shall only apply to the extent that there are Loans outstanding under this Agreement at the Relevant Quarter Date, (ii) this condition shall not apply to, restrict or limit the amount of Cash held by members of the Group on any day that is not a Relevant Quarter Date and (iii) there will be no Default or Event of Default on the Relevant Quarter Date if the aggregate of all Cash held by members of the Group is in excess of USD 35,000,000 so long as the Parent Guarantor prepays one or more credit facilities in accordance with the provisions below.

Any Cash in excess of USD 35,000,000 (or its currency equivalent) as of the last day of the Relevant Quarter Date shall be used to prepay and reduce, on the last day of the then current Interest Period, the outstanding amount under this Facility and the RBS Facility on a pro-rata basis based on the respective outstanding principle amounts thereunder.

For the purpose of this Clause 8.5 B) Cash shall be measured on the last day of each March, June, September and December, and prepayment (if applicable) of the outstanding Loans shall be made on the next upcoming Repayment Date.״

3.6        Financial Reporting

The Parties agree that Clauses 19.1.1 and 19.1.2 shall be amended so that the Parent Guarantor’s consolidated financial statements and the accompanying Compliance Certificates shall be delivered within 45 days after each financial quarter and within 90 days after the end of each of Parent Guarantor’s financial year ends. Further, the Fleet Market Value shall be reported quarterly in the Compliance Certificates, as opposed to annually, and include valuations and a breakdown of each Vessel’s Market Value evidencing compliance with Clause 8.5 and 8.5 A).

Otherwise, Clauses 19.1.1 and 19.1.2 are to remain as is, and in full force and effect.

3.7        Interest Coverage – Parent Guarantor

The Parties agree that Clause 20.1 (Interest Coverage – Parent Guarantor) shall be amended and restated in its entirety to read as follows:

“20.1 Interest Coverage – Parent Guarantor

The ratio of Adjusted EBITDA to Interest Expense (including amounts of capitalized interest) of the Parent Guarantor on a consolidated basis shall, as of the end of each period of four fiscal quarters of the Parent Guarantor, not be less than;

a)	in the period from and including the fourth quarterly period of 2015, until, but not including, the 3rd quarterly period of 2017, there shall be no requirement with respect to the ratio;

b)	in the period from and including the 3rd quarterly period of 2017, until and including the 4th quarterly period of 2017, 1.50:1.00;

c)	in the period from and including the 1st quarterly period of 2018, until and including the 2nd quarterly period of 2018, 2.00:1.00; and

d)	from and including the 3rd quarterly period of 2018 and onwards, 3.00:1.00.״

3.8        Capitalisation ratio - Parent Guarantor

The Parties agree that Clause 20.2 shall be amended and restated in its entirety to read as follows:

“20.2 Capitalisation Ratio - Parent Guarantor

The Capitalisation Ratio of the Parent Guarantor on a consolidated basis shall, as of the end of each fiscal quarterly period of the Parent Guarantor, not exceed sixty per cent (60%).”

3.9        Minimum Liquidity - Group

The Parties agree that Clause 20.5 shall be amended and restated in its entirety to read as follows:

“20.5 Minimum Liquidity - Group

The Group on a consolidated basis shall at all times, to be measured on the last day of each March, June, September and December, have Free Liquid Assets of minimum USD 35,000,000.”

3.10     Consolidated Adjusted EBITDA - Parent Guarantor

The Parties agree that a new Clause 20.6 shall be added to the Agreement, reading as follows:

“20.6 Consolidated Adjusted EBITDA - Parent Guarantor

The Adjusted EBITDA of the Parent Guarantor on a consolidated basis shall, as of the end of each fiscal quarter set out below, not be less than the amounts opposite thereto;

Period	Adjusted EBITDA
4th quarterly period of 2015	USD 5,000,000*
1st quarterly period of 2016	USD 10,000,000*
2nd quarterly period of 2016	USD 15,000,000*
3rd quarterly period of 2016	USD 20,000,000
4th quarterly period of 2016	USD 20,000,000
1st quarterly period of 2017	USD 20,000,000
2nd quarterly period of 2017	USD 20,000,000

* Accumulated for the preceding three, six and nine month periods (respectively).”

3.11      Commitment fee

The Parties agree that Clause 12.1 (Commitment fee) shall be amended and restated in its entirety to read as follows:

“12.1     Commitment fee

The Borrower shall, from the Effective Date and until the expiry of the Availability Period, pay to the Agent (for distribution to the Lenders) a commitment fee corresponding to 1.25% per annum on any undrawn and un-cancelled amounts (at any time) of the Total Commitments.

The accrued commitment fee is payable quarterly in arrears and at the Final Maturity Date. Accrued commitment fee shall also be payable on the cancelled amount of any Commitment at the date such cancellation comes into effect.”

3.12      Fleet Market Value

The Parties agree that Clause 22.1.12 (Fleet Market Value) shall be deleted in its entirety.

3.13      Schedules

The Parties agree that each of Schedule 2 (Vessels) and Schedule 5 (Compliance Certificate) of the Agreement shall be amended and restated in its entirety to read as Schedule 2 (Vessels) and Schedule 5 (Compliance Certificate) attached to this Addendum, respectively.

3.14      Lay Up of Vessels Permitted

The Parties agree to amend Clause 22 so as to add new Clause 22.1.15, which shall read in its entirety as follows:

“22.1.15 Lay Up of Vessels Permitted

Neither this Clause 22, nor any other provision hereof (including without limitation any requirement as to vessel maintenance or ongoing vessel classification), nor any provision in any Finance Document to the contrary, shall prevent or prohibit the Parent Guarantor, the Borrower or any Subsidiary of any of the foregoing from, or constitute or give rise to a Default or an Event of Default solely as a result of, stacking or laying up a Vessel, provided that such Vessel is stacked or laid up and thereafter maintained in accordance with good industry practice while stacked or laid up.”

4           AMENDMENT FEE

The Borrower shall pay to the Agent (for distribution to the Lenders) an amendment fee in an amount corresponding to one per cent (1.00%) of the Total Commitments, due and payable on the Effective Date.

5           CONTINUED FORCE AND EFFECT

Except as set out in this Addendum, the Agreement shall continue in full force and effect, and the Agreement and this Addendum shall be read and construed as one instrument. Further, the Borrower confirms that the Security Documents will continue in full force and effect, and extend to the liabilities and obligations of the Borrower and the Parent Guarantor under the Agreement as amended by this Addendum.

6           CONDITIONS PRECEDENTS

6.1        Conditions precedent

As conditions precedent for the amendments to the Agreement set forth in this Addendum coming into effect, the Borrower shall deliver to the Agent the following documents or evidence of facts (as the case may be) in a form and substance satisfactory to the Agent:

a)	This Addendum duly signed; and

b)	Evidence of payment of the amendment fee as set out in clause 4 to this Addendum.

6.2        Conditions subsequent

6.2.1     Within 30 days of the Effective Date

Latest within 30 calendar days following the Effective Date, the Borrower shall deliver to the Agent the following documents or evidence of facts (as the case may be) in a form and substance satisfactory to the Agent:

6.2.1.1    Miscellaneous

a)	Certificate of Incorporation of the Borrower;

b)	Articles of Association of the Borrower;

c)

Resolutions passed at a board meeting of the Borrower evidencing the approval of the terms of this Addendum, including the new security to be granted over the New Vessels, and the authorisation of its appropriate officer or officers or other representatives to execute this Addendum;

d)	Relevant constitutional documents in respect of the Parent Guarantor as requested by Norton Rose Fulbright US LLP for the purpose of issuing their legal opinion as set out in item (g) below;

e)

Resolutions passed at a board meeting of the Parent Guarantor evidencing the approval of the terms of an addendum or amendment to the Agreement, and the authorisation of its appropriate officer or officers or other representatives to execute this Addendum;

f)	A legal opinion as regards Norwegian Law matter, issued by Advokatfirmaet Thommessen AS; and

g)	A legal opinion as regards laws of the State of Delaware issued by Norton Rose Fulbright US LLP.

6.2.1.2    Vessel documents

In respect of each New Vessel (excluding MV “Highland Defender”):

a)	The Mortgage in respect of the New Vessel, and any Deed of Covenants collateral thereto (as applicable), duly executed on behalf of the Borrower;

b)	Any required or advisable amendment to the Assignment of Insurances in order to cover the New Vessel;

c)	Notice of Assignment of Insurances in respect of the New Vessel and, if applicable, the insurer’s acknowledgement thereof;

d)

Evidence (by way of transcript of registry) that the New Vessel is registered in the name of the Borrower in the United Kingdom Ship Registry or other acceptable registry (as applicable), that the Mortgage has been executed and recorded with its intended first priority against the New Vessel, and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the New Vessel;

e)

An updated class certificate and class status report related to the New Vessel from the relevant classification society, confirming that the New Vessel is classed with the highest class in accordance with Clause 22.1.2 (Classification and repairs) of the Agreement, free of extensions and overdue recommendations, except (as to any of the foregoing) to the extent that the New Vessel is laid up or stacked;

f)

Such certificates of insurance and/or insurance policies or cover notes as may be reasonably necessary to evidence that insurance cover has been taken out in respect of the New Vessel in accordance with Clause 22.1.1 (Insurance), and that the Agent’s (on behalf of the Finance Parties) Security Interest in the insurance policies have been noted in accordance with the relevant notices as required under the Assignment of Insurances;

g)	Copy of any commercial management agreement for the New Vessel;

h)	Copy of any technical management agreement for the New Vessel;

i)	The New Vessel’s current SMC;

j)	The relevant technical manager’s current DOC;

k)	The ISPS certificate for the New Vessel;

l)	Evidence of the Market Value of the New Vessel; and

m)	Legal opinion(s) relating to the Mortgage (and any other relevant Security Document) in respect of the New Vessel.

6.2.2     Latest by 30 July 2016

For the New Vessel “Highland Defender” each of the documents or evidence of facts (as the case may be) listed in Clause 6.2.1.2 (Vessel documents) shall be delivered latest by 30 July 2016 in a form and substance satisfactory to the Agent, or, if an extension is required to comply with the current charterparty of “Highland Defender”, latest by 31 August 2016.

7           GOVERNING LAW AND JURISDICTION

This Addendum shall be governed by and construed in accordance with Norwegian Law, and Clause 31 of the Agreement (Governing Law and Enforcement) applies to this Addendum and any disputes that may arise in relation hereto.

This Addendum has been executed in three copies.

* * *

SIGNATORIES:

The Borrower:

GulfMark Rederi AS

By:    /s/ Quintin V. Kneen

Name: Quintin V. Kneen

Title: Director

The Lenders:

DNB Bank ASA

By:     /s/ Arnfinn Eilersten       Thomas Nordahl

Name: Arnfinn Eilersten           Thomas Nordahl

Title: Senior Vice President       Senior Vice President

The Agent and Arranger:

DNB Bank ASA

By:     /s/ Arnfinn Eilersten       Thomas Nordahl

Name: Arnfinn Eilersten           Thomas Nordahl

Title: Senior Vice President       Senior Vice President

The content of this Addendum is duly acknowledged and agreed, and capitalized terms used herein have the meaning set forth therefor in the Agreement. Furthermore the undersigned confirms as Parent Guarantor that the Parent Guarantee, and any other Finance Document to which the undersigned is a party, shall remain in full force and effect.

Without prejudice to any other mode of service, the Parent Guarantor irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings before Norwegian courts in connection with any Finance Document.

The Parent Guarantor:

GulfMark Offshore, Inc.

By:    /s/ James M. Mitchell

Name: James M. Mitchell

Title: Executive Vice President and Chief Financial Officer

SCHEDULE 2

VESSELS

VESSEL NAME	TYPE	BUILT	IMO NO.
“NORTH CRUYS״	PSV	2014	9654098
“NORTH POMOR”	PSV	2013	9643465
“NORTH PURPOSE״	PSV	2009	9439462
“NORTH PROMISE״	PSV	2007	9364033
“HIGHLAND DEFENDER”	PSV	2013	9639335
“HIGHLAND GUARDIAN”	PSV	2013	9639347
“HIGHLAND KNIGHT”	PSV	2013	9643855
“HIGHLAND PRINCESS”	PSV	2014	9643867
HULL NO 131 UNDER CONSTRUCTION AT SIMEK AS1	PSV	EXPECTED DELIVERY: 1Q2017

1 Subject to delivery of the Newbulding, and in any event not effective as an addition to this schedule until the Delivery Date with respect thereto as set forth herein above.

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

To:	DNB BANK ASA, as Agent

Shipping Offshore & Logistics, Bergen

From:	GulfMark Rederi AS, as Borrower

Date:       [•] [To be delivered no later than ninety (90)/forth five (45) days after each applicable reporting date as set forth in the Agreement]

GULFMARK REDERI AS – NOK 600,000,000 AMENDED AND RESTATED SECURED REVOLVING CREDIT FACILITY AGREEMENT DATED 23 OCTOBER 2014 (AS LATER AMENDED, THE “AGREEMENT”)

We refer to the Agreement. Terms defined in the Agreement have their defined meanings when used in this Compliance Certificate. This certificate reports results in accordance with the Agreement, and does not create by itself obligations not contained in the Agreement.

a)

We hereby represent and warrant that at the date of this Compliance Certificate, we are in compliance with Clause 20 (Financial covenants) of the Agreement, that no Event of Default has occurred and that the representations and warranties contained in Clause 18 of the Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at this date (except for such representations and warranties as are by their express terms limited to a prior date).

b)	Without limiting the generality of paragraph 1 above, we hereby further represent and warrant as follows:

A) CLAUSE 20.1 – INTEREST COVERAGE

REQUIREMENT: [Adjusted EBITDA : Interest Expense] > [ : ]
Adjusted EBITDA:	USD [ ]
Interest Expense:	USD [ ]
Adjusted EBITDA : Interest Expense:	[ ] : [ ]
COMPLIANCE (if applicable for the Quarter)	[YES] [NO]

B) CLAUSE 20.2 – CAPITALISATION RATIO

REQUIREMENT: CAPITALISATION RATIO ≤ 60%
Consolidated Gross Debt	USD [ ]
Shareholders’ Equity	USD [ ]
Consolidated Gross Debt plus Shareholders Equity	USD [ ]
Capitalisation Ratio	[ % ]
COMPLIANCE	[YES] [NO]

Our latest financial statements required under the Agreement are attached hereto.

C) CLAUSE 20.5 – MINIMUM LIQUIDITY

REQUIREMENT: FREE LIQUID ASSETS GROUP - MINIMUM USD 35,000,000
Free Liquid Assets:	USD [ ]
COMPLIANCE	[YES] [NO]

D) CLAUSE 20.6 – ADJUSTED EBITDA

REQUIREMENT: [Adjusted EBITDA] > [ ]
ADJUSTED EBIDTA	[ ]
COMPLIANCE	[YES] [NO]

E) CLAUSE 8.5 / 8.5 A) – FLEET MARKET VALUE OF VESSELS

REQUIREMENT: [(Fleet Market Value /Aggregate Loans) X 100%] > 300%
Fleet Market Value	NOK [ ]
Aggregate Loans	Calculated in NOK [ ]
[(Fleet Market Value /Aggregate Loans) X 100%]	[ ]%
COMPLIANCE	[YES] [NO]
REQUIREMENT: [(Fleet Market Value /Total Commitments) X 100] > 200%
COMPLIANCE	[YES] [NO]

Evidence of the Market Value of each Vessel is attached hereto.

This Compliance Certificate shall be governed by and construed in accordance with Norwegian law.

Yours sincerely

for and on behalf of

GULFMARK REDERI AS

By:

Name:

Title: [authorised officer]

Yours sincerely

for and on behalf of

GULFMARK OFFSHORE INC.

By:

Name:

Title: [authorised officer]